Exhibit 10.4

SCHLUMBERGER 2013 OMNIBUS STOCK INCENTIVE PLAN
2016 THREE YEAR PERFORMANCE SHARE UNIT AWARD AGREEMENT

This Performance Share Unit Award Agreement (as may be amended, the “Agreement”) is granted effective as of [Date of Grant] by Schlumberger Limited (the “Company”), for the benefit of __________________ (“Employee”), pursuant to the Schlumberger 2013 Omnibus Stock Incentive Plan, as may be amended (the “Plan”).

1.Award.  In consideration of Employee’s continued employment as hereinafter set forth, the Company hereby grants to Employee an award of “Performance Share Units,” provided that (except as otherwise provided in this Agreement) the final number of Performance Share Units will be determined in accordance with the performance criteria set forth on Attachment I.  The target Performance Share Units subject to this award is set forth in an award notice previously delivered to Employee (the “Award Notice”). The Performance Share Units are notional units of measurement denominated in shares of common stock of the Company, $.01 par value per share (“Common Stock”). Each Performance Share Unit represents a right to receive one share of Common Stock or equivalent value, subject to the conditions and restrictions on transferability set forth herein and in the Plan.

2.Vesting of Performance Share Units.  The period of time between the grant date specified in the Award Notice (the “Grant Date”) and the vesting of Performance Share Units (and the termination of restrictions thereon) is the “Performance Period.”  The Performance Share Units will vest as follows:

(a)On the first Friday following the first meeting of the Company’s Board of Directors (the “Board”) in January 2019 (the “Vesting Date”), a number of Performance Share Units will vest based on the extent to which the Company has satisfied the performance condition set forth on Attachment I to this Agreement, provided that Employee is continuously employed by the Company in an Eligible Position (as defined in Section 2(c) below) through the Vesting Date and has not experienced a Termination of Employment as of such date. Except as provided in Sections 2(b) and 2(c) below, if there is any Termination of Employment (as defined in Section 11 below) during the period from and between the Grant Date until and including the Vesting Date, Employee will immediately and automatically forfeit all Performance Share Units.  Any questions as to whether and when there has been a Termination of Employment, and the cause of such termination, will be resolved by the Committee (as defined in Section 11 below), and its determination will be final.

(b)If Employee’s Termination of Employment (as defined in Section 15(e) below) occurs (i) due to Retirement (as defined in Section 15(d) below), on or after the Grant Date, or (ii) due to Special Retirement (as defined in Section 15(e) below), Disability (as defined in Section 15(b) below) or death, on or after the first anniversary of the Grant Date, then on the Vesting Date Employee will vest in the number of Performance Share Units determined by

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multiplying (A) the number of Performance Share Units that would have vested as determined in accordance Section 2(a) above had Employee’s Termination of Employment not occurred and (B) a fraction, the numerator of which is the number of days that elapsed between the Grant Date and the date of Employee’s Termination of Employment and the denominator of which is 1095.

(c)If Employee ceases to be employed in a position eligible to receive Performance Share Units pursuant to this Agreement (as determined by the Compensation Committee of the Board (the “Committee”) in its sole and absolute discretion) (an “Eligible Position”) on or after the first anniversary of the Grant Date, then on the Vesting Date Employee will vest in the number of Performance Share Units determined by multiplying (i) the number of Performance Share Units that would have vested as determined in accordance Section 2(a) had Employee not ceased to be employed in an Eligible Position and (ii) a fraction, the numerator of which is the number of days that elapsed between the Grant Date and the date Employee ceased to be employed in an Eligible Position and the denominator of which is 1095, provided that Employee (x) is continuously employed by the Company through the Vesting Date or (y) experiences a Qualifying Termination (as defined in Section 15(c) below) after Employee ceases to be employed in an Eligible Position.  For the avoidance of doubt, if Employee experiences a Qualifying Termination after Employee ceases to be employed in an Eligible Position, the provisions of this Subsection 2(c) will determine the number of Performance Share Units that will vest on the Vesting Date.  If Employee ceases to be employed in an Eligible Position and then is again employed is an Eligible Position (while remaining continuously employed by the Company) during the Performance Period, the numerator in clause (ii) of this Section 2(c) will be equal to the total number of days that Employee is employed in an Eligible Position during the Performance Period.

3.Settlement of Performance Share Units.  Payment of vested Performance Share Units will be made in shares of Common Stock as soon as administratively practicable, but in no event later than 2-1/2 months following the Vesting Date (the date of any such payment, the “Settlement Date”); provided, however, that the Committee may, in its sole and absolute discretion, settle the vested Performance Share Units in cash based on the Fair Market Value of the shares of Common Stock on the Settlement Date.

4.Forfeitures of Performance Share Units.

(a)At any time during the Performance Period, upon a Termination of Employment or Employee ceasing to be employed in an Eligible Position for any reason that does not result in a continuation of vesting pursuant to Section 2, Employee will immediately and automatically forfeit all unvested Performance Share Units, without the payment of any consideration.  Upon forfeiture, neither Employee nor any successors, heirs, assigns or legal representatives of Employee will thereafter have any further rights or interest in the Performance Share Units.

(b)Notwithstanding any provision in this Agreement to the contrary, if at any time during the Performance Period, Employee engages in Detrimental Activity, Employee will immediately and automatically forfeit all Performance Share Units without the payment of any consideration. Upon forfeiture, neither Employee nor any successors, heirs, assigns or legal representatives of Employee will thereafter have any further rights or interest in the unvested Performance Share Units.

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5.Restrictions on Transfer.

(a)Performance Share Units granted hereunder to Employee may not be sold, assigned, transferred, pledged or otherwise encumbered, whether voluntarily or involuntarily, by operation of law or otherwise (any of the foregoing, a “Transfer”), other than (i) to the Company as a result of the forfeiture of Performance Share Units, or (ii) by will or the laws of descent and distribution.  Payment of Performance Share Units after Employee’s death will be made to Employee’s estate or, in the sole and absolute discretion of the Committee, to the person or persons entitled to receive such payment under applicable laws of descent and distribution.

(b)Consistent with the foregoing, no right or benefit under this Agreement will be subject to Transfer, and any such attempt to Transfer will have no effect and be void.  No right or benefit hereunder will in any manner be liable for or subject to any debts, contracts, liabilities or torts of the person entitled to such benefits.  If Employee attempts to Transfer any right or benefit hereunder or if any creditor attempts to subject the same to a writ of garnishment, attachment, execution, sequestration, or any other form of process or involuntary lien or seizure, then such attempt will have no effect and be void and immediately upon any such attempt the Performance Share Units will terminate and become of no further effect.

6.Rights as a Stockholder.  Employee will have no rights as a stockholder of the Company with regard to the Performance Share Units.  Rights as a stockholder of the Company will arise only if the Performance Share Units are settled in shares of Common Stock pursuant to Section 3 above.

7.Taxes.  To the extent that the receipt of Performance Share Units hereunder or the payment upon lapse of any restrictions results in income to Employee for federal or state income tax purposes or in any other cases where the Company holds the view that it is obligated to withhold taxes, Employee will deliver to the Company immediately prior to the time of such receipt or lapse, as the case may be, such amount of money or shares of Common Stock owned by Employee, at Employee’s election, as the Company may require to meet its obligation under applicable tax laws or regulations, and, if Employee fails to do so, the Company is authorized to withhold for a number of Performance Share Units or cash or other form of remuneration then or thereafter payable to Employee equal to any tax required to be withheld due to reason of such resulting compensation income.  The Performance Share Units are intended to be “short-term deferrals” exempt from Section 409A of the Internal Revenue Code and will be construed and interpreted accordingly.

8.Changes in Capital Structure.  As more fully described in the Plan, if the outstanding shares of Common Stock at any time are changed or exchanged by declaration of a stock dividend, stock split, combination of shares, or recapitalization, the number and kind of Performance Share Units will be appropriately and equitably adjusted so as to maintain their equivalence to the proportionate number of shares.

9.Compliance With Securities Laws.  The Company will not be required to deliver any shares of Common Stock pursuant to this Agreement if, in the opinion of counsel for the Company, such issuance would violate the Securities Act of 1933, as amended, or any other applicable federal or state securities laws or regulations or the laws of any other country.  Prior to

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the issuance of any shares of Common Stock pursuant to this Agreement, the Company may require that Employee (or Employee’s legal representative upon Employee’s death or Disability) enter into such written representations, warranties and agreements as the Company may reasonably request in order to comply with applicable securities laws or with this Agreement.

10.Limitation of Rights.  Nothing in this Agreement or the Plan may be construed to:

(a)give Employee or any other person or entity any right to be awarded any further Performance Share Units (or other form of stock incentive awards) other than in the sole discretion of the Committee;

(b)give Employee or any other person or entity any interest in any fund or in any specified asset or assets of the Company (other than the Performance Share Units); or

(c)confer upon Employee or any other person or entity the right to continue in the employment or service of the Company or any Subsidiary.

11.Definitions.

(a)“Agreement” is defined in the introduction.

(b)“Award Notice” is defined in Section 1.

(c)“Board” is defined in Section 2(a).

(d)“Clawback Policy” is defined in Section 15.

(e)“Common Stock” is defined in Section 1.

(f)“Company” means Schlumberger Limited.

(g)“Detrimental Activity” means activity that is determined by the Committee in its sole and absolute discretion to be detrimental to the interests of the Company or any of its Subsidiaries, including but not limited to situations where Employee: (i) divulges trade secrets, proprietary data or other confidential information relating to the Company or to the business of the Company and any Subsidiaries; (ii) enters into employment with or otherwise provides services to (A) any company listed, as of the date of Employee’s Termination of Employment, on the Philadelphia Oil Service Sector Index (or any successor index) or (B) any affiliate of any such listed company, in either case  under circumstances suggesting that Employee will be using unique or special knowledge gained as a Company employee or Subsidiary employee with the effect of competing with the Company or its Subsidiaries; (iii) enters into employment with or otherwise provides services to any Direct Competitor; (iv) engages or employs, or solicits or contacts with a view to the engagement or employment of, any person who is an employee of the Company or its Subsidiaries; (v) canvasses, solicits, approaches or entices away or causes to be canvassed, solicited, approached or enticed away from the Company or its Subsidiaries any person who or which is a customer of any of such entities during the Performance Period; (vi) is determined to have engaged (whether or not prior to termination) in either gross misconduct or criminal activity harmful to the Company or a Subsidiary; or (vii) takes any action that otherwise

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harms the business interests, reputation, or goodwill of the Company or its Subsidiaries.  The Committee may delegate, to an officer of the Company or to a subcommittee of the Committee, its authority to determine whether Employee has engaged in “Detrimental Activity.”

(h)“Direct Competitor” means, as of the date of this Agreement any of the following: (i) Halliburton Company, Baker Hughes, Incorporated, Weatherford International plc, and any other oilfield equipment and services company; and (ii) any entity engaged in seismic data acquisition, processing and reservoir geosciences services to the oil and natural gas industry, including in all cases in (i) and (ii) above, any and all of their parents, subsidiaries, affiliates, joint ventures, divisions, successors, or assigns.

(i)“Disability” means such disability (whether physical or mental impairment) which totally and permanently incapacitates Employee from any gainful employment in any field which Employee is suited by education, training, or experience, as determined by the Committee in its sole and absolute discretion.

(j)“Eligible Position” is defined in Section 2(d)

(k)“Employee” is defined in the introduction.

(l)“Fair Market Value” means, with respect to a share of Common Stock on a particular date, the mean between the highest and lowest composite sales price per share of the Common Stock, as reported on the consolidated transaction reporting system for the New York Stock Exchange for that date, or, if there is no such reported prices for that date, the reported mean price on the last preceding date on which a composite sale or sales were effected on one or more of the exchanges on which the shares of Common Stock were traded will be the Fair Market Value.

(m)“Grant Date” is defined in Section 2.

(n)“Performance Period” is defined in Section 2

(o)“Performance Share Units” is defined in Section 1.

(p)“Plan” is defined in the introduction.

(q)“Qualifying Termination” means a Termination of Employment (i) due to Retirement or (ii) due to Employee’s death, Disability or Special Retirement, on or after the first anniversary of the Grant Date.

(r)“Retirement” means either: (i) Employee’s voluntary election to retire from employment with the Company and its Subsidiaries at any time after Employee has reached both the age of 60 and 25 years of service, or (ii) Employee’s voluntary election to retire from employment with the Company and its Subsidiaries at any time after Employee has reached both the age of 55 and 20 years of service, subject, however, to the approval of either (A) the Committee, if Employee is an executive officer of the Company at the time of Employee’s election to retire, or (B) the Retirement Committee, if Employee is not an executive officer of the Company at the time of Employee’s election to retire, which approval under clauses (A) or (B)

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may be granted or withheld in the sole discretion of the Committee or the Retirement Committee, as applicable.

(s)“Retirement Committee” means a committee consisting of the Company’s Vice President of Human Resources, the Director of HR Operations and the Compensation & Benefits Manager.

(t)“Settlement Date” is defined in Section 3.

(u)“Special Retirement” means the Termination of Employment of Employee with the Company and all Subsidiaries at or after (i) age 55 or (ii) age 50 and completion of at least 10 years of service with the Company and all Subsidiaries.

(v)“Subsidiary” means (i) in the case of a corporation, a “subsidiary corporation” of the Company as defined in Section 424(f) of the Internal Revenue Code and (ii) in the case of a partnership or other business entity not organized as a corporation, any such business entity of which the Company directly or indirectly owns 50% or more of the voting, capital or profits interests (whether in the form of partnership interests, membership interests or otherwise).

(w)“Termination of Employment” means the termination of Employee’s employment with the Company and its Subsidiaries; provided, however, that temporary absences from employment because of illness, vacation or leave of absence and transfers among the Company and its Subsidiaries are not considered a Termination of Employment.

(x)“Transfer” is defined in Section 5(a).

(y)“Vesting Date” is defined in Section 2(a).

12.Miscellaneous.

(a)Employee hereby acknowledges that he or she has received, reviewed and accepted the terms and conditions applicable in this Agreement.  Employee hereby accepts such terms and conditions, subject to the provisions of the Plan and administrative interpretations thereof.  Employee further agrees that such terms and conditions will control this Agreement, notwithstanding any provisions in any employment agreement or in any prior awards.

(b)Employee hereby acknowledges that he or she is to consult with and rely upon only Employee’s own tax, legal, and financial advisors regarding the consequences and risks of this Agreement and any award of Performance Share Units.

(c)This Agreement will bind and inure to the benefit of and be enforceable by Employee, the Company and their respective permitted successors or assigns (including personal representatives, heirs and legatees).  Employee may not assign any rights or obligations under this Agreement except to the extent, and in the manner, expressly permitted herein.

(d)The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement.

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(e)This Agreement may not be amended or modified except by a written agreement executed by the Company and Employee or their respective heirs, successors, assigns and legal representatives.  The captions of this Agreement are not part of the provisions hereof and are of no force or effect.

(f)The failure of Employee or the Company to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Employee or the Company may have under this Agreement will not be deemed to be a waiver of such provision or right or any other provision or right herein.

(g)Employee and the Company agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

(h)This Agreement and the Plan (a) constitute the entire agreement among the Employee and the Company with respect to the Performance Share Units and this Agreement supersedes all prior agreements and understandings, both written and oral, with respect to the subject matter hereof; and (b) are not intended to confer upon any other Person any rights or remedies hereunder.  Each party to this Agreement agrees that (i) no other party to this Agreement (including its agents and representatives) has made any representation, warranty, covenant or agreement to or with such party relating to the Performance Share Units other than those expressly set forth herein or in the Plan, and (ii) such party has not relied upon any representation, warranty, covenant or agreement relating to the Performance Share Units, other than those referred to in clause (i) above.

(i)This Agreement will be governed by and construed in accordance with the laws of the State of Texas (except that no effect will be given to any conflicts of law principles thereof that would require the application of the laws of another jurisdiction).  Venue for any dispute arising under this Agreement will lie exclusively in the state and/or federal courts of Harris County, Texas and the Southern District of Texas, Houston Division, respectively.

13.Clawback Policy. The Company’s policy on recoupment of performance-based bonuses, as amended from time to time (its “Clawback Policy”), will apply to the Performance Share Units, any shares of Common Stock delivered hereunder, and any profits realized on the sale of such shares to the extent that Employee is covered by the Clawback Policy. Employee acknowledges that if Employee is covered by such policy, the policy may result in the recoupment of Performance Share Units awarded, any shares of Common Stock delivered hereunder and profits realized on the sale of such shares either before, on or after the date on which Employee becomes subject to such policy.

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14.Acceptance of Award.  Employee is deemed to accept the award of Performance Share Units under this Agreement and to agree that such award is subject to the terms and conditions set forth in this Agreement and the Plan unless Employee provides the Company written notification not later than 10 days after Employee’s receipt of this Agreement of Employee’s rejection of this award of Performance Share Units (in which case such awards will be forfeited and Employee will have no further right or interest therein as of such date).

SCHLUMBERGER LIMITED
By
Paal Kibsgaard

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ATTACHMENT I
Performance Conditions

Subject to the provisions of this Agreement, vesting of the Performance Share Units is conditioned upon the Company achieving average annual Return on Capital Employed (“ROCE”) of greater than 12.5% for the period beginning on January 1, 2016 and ending on December 31, 2018 (the “Measurement Period”).  ROCE means the sum of (i) income from continuing operations before charges and credits and (ii) the after tax impact of net interest expense, divided by the sum of (x) the average quarterly equity, including noncontrolling interests and (y) the average quarterly net debt.

The Average Annual ROCE will be calculated as the average ROCE for each calendar year contained in the Measurement Period.

The number of Performance Share Units that will vest as of the vesting date will be equal to the product of (i) the Target Performance Share Units and (ii) the Payout Factor (with any fractional shares rounded up to the next whole share).

The ROCE achieved will be certified by the Committee and will determine the Payout Factor based on the chart below.  The Payout Factor for ROCE achievement levels between points on this chart will be determined by linear interpolation between the values listed.

[Insert ROCE Performance Achievement levels,

Payout Factor and adjustment rules, if any.]

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